Calculation of Filing Fee Tables
S-3
SEACOAST BANKING CORP OF FLORIDA
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, $0.10 par value per share	457(r)				0.0001381
Fees to be Paid	2	Equity	Preferred stock, $0.10 par value per share	457(r)				0.0001381
Fees to be Paid	3	Equity	Depositary shares	457(r)				0.0001381
Fees to be Paid	4	Other	Warrants	457(r)				0.0001381
Fees to be Paid	5	Debt	Debt securities	457(r)				0.0001381
Fees to be Paid	6	Other	Purchase contracts	457(r)				0.0001381
Fees to be Paid	7	Other	Subscription Rights	457(r)				0.0001381
Fees to be Paid	8	Other	Units	457(r)				0.0001381
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	(A) An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. In reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the Registrant hereby defers payment of the registration fee required in connection with this Registration Statement subject to the conditions set forth in such rules. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment. (B) The securities of each class may be offered or sold by the Registrant or a selling shareholder.

[2]	See Note 1(A) and 1(B).

[3]	See Note 1(A) and 1(B). Each depositary share will be issued under a deposit agreement and will represent a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.

[4]	See Note 1(A) and 1(B). Includes warrants to purchase debt securities, common stock, preferred stock, or any combination of those securities.

[5]	See Note 1(A).

[6]	See Note 1(A). Purchase contracts may be sold separately or as parts of units consisting of a purchase contract and other securities registered hereunder, which may or may not be separable from one another.

[7]	See Note 1(A).

[8]	See Note 1(A). Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered hereunder, which may or may not be separable from one another.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A